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                                                                    EXHIBIT 99.1

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this document that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this document. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

  - the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,
  - increased competition from traditional financing sources and from non-traditional lenders,
  - the unavailability of funding at competitive rates of interest,
  - the Company's potential inability to continue to obtain third party financing on favorable terms,
  - the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,
  - adverse changes in applicable laws and regulations,
  - adverse changes in economic conditions,
  - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,
  - the Company's potential inability to maintain or increase the volume of automobile loans,
  - an increase in the amount or severity of litigation against the Company,
  - the loss of key management personnel,
  - the effect of terrorist attacks and potential attacks, and
  - various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.


Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.


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QUESTIONS AND ANSWERS

Q1. Why did you use a 30% discount rate to calculate the present value of the future expected cash flows from the current asset base? Why not 10%?

A1. 30% was selected to be consistent with the discount rate used to establish our allowance for credit losses under GAAP. Conceptually, it represents the average expected yield at the inception of the loan. Using 10% would result in an estimated present value of future cash flows of approximately $571 million. Keep in mind the estimated cash flows are before tax and before expenses required to service the loans.

Q2. Why are some of the historical numbers listed in the 2 tables for forecasted collections (12/31/03) and advance rates different from the 1st quarter 10Q?

A2. We changed the table to report U.S. results, as this is our only active segment going forward. Last quarter's table was consolidated, which means it included the United Kingdom and Canada.

Q3. What level of growth in dealer-partners (# of) do you anticipate/project a year from now?

A3. Although we have internal goals related to dealer-partner enrollments and attrition, we don't believe it is helpful to make these targets public. However, given the importance of this metric, we believe it is appropriate to expand our disclosures in this area.

The dealer-partner number we disclose is a count of active dealer partners. The number of active dealer-partners is a function of new dealer-partner enrollments and attrition. The following table rolls forward the count of active dealer-partners from Q2 of 2003 to Q2 of 2004:

          Active dealer-partners - Q2 2003                       677
          New dealer-partners                                    385
          Attrition                                             (163)
                                              -----------------------
          Active dealer-partners - Q2 2004                       899

We added 385 dealer-partners and lost 163 or 24% of the active dealer-partners as of Q2 of 2003.


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New dealer-partner enrollments are a function of the number of sales personnel, called MAM's for Market Area Managers, and their productivity. The following table details new dealer-partners and productivity per MAM over the past 12 months:

                         New
                         dealer-partners        MAM's  Productivity
                   Jul-03             36           35            1.03
                   Aug-03             23           33            0.70
                   Sep-03             29           33            0.88
                   Oct-03             28           34            0.82
                   Nov-03             26           40            0.65
                   Dec-03             27           40            0.68
                   Jan-04             40           40            1.00
                   Feb-04             36           42            0.86
                   Mar-04             44           43            1.02
                   Apr-04             24           47            0.51
                   May-04             41           48            0.85
                   Jun-04             31           49            0.63
                                                     -------------------------
                                                                 0.80





We expect to add 1 MAM per month over the next 18 months.

We will begin to include the above tables in our quarterly reports.

Q4. Did loan originations grow at the +17% rate in each of the months of the quarter? Meaning, did the quarter end at roughly the same run rate as you averaged for the quarter?


A4.         April           16.2%
            May              8.3%
            June            27.5%

May 2004 had one less business day than the prior year. June 2004 had one more business day than the prior year.

Q5. Why didn't you buy back additional stock during the quarter?

A5. We stopped repurchasing shares on April 1 intending to begin again after our earnings release. Our first quarter earnings were not released until May 14, at which time we no longer believed we could repurchase shares without an unfair advantage. Now that our second quarter release and 10-Q have been filed we are free again to repurchase shares.